UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.      )

Filed by the Registrant ☒ Filed by a Party other than the Registrant ☐

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Nobel Learning Communities, Inc.

(Name of Registrant as Specified In Its Charter)

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1615 West Chester Pike

Suite 200

West Chester, PA 19382-6223

Second Notice of Annual Meeting of Stockholders

To Be Held on November 10, 2005

To the Stockholders:

Notice is hereby given that the Annual Meeting of Stockholders of Nobel Learning Communities, Inc. will be held on November 10, 2005, commencing at 10:00 a.m. local time, at the Sheraton Great Valley Hotel, 707 E. Lancaster Pike, Rts. 202 and 30, Frazer, Pennsylvania 19355 (telephone: (610) 524-5500).

The 2005 Annual Meeting of Stockholders of Nobel Learning Communities, Inc. will be held for the following purposes:

1. To elect three Class III directors to serve until the third Annual Meeting of Stockholders following their election and until their successors have been duly elected and qualified, or until the director’s earlier death, resignation or removal;

2. To ratify the issuance of the Series F Preferred Stock for Nasdaq purposes;

3. To consider and ratify the selection of BDO Seidman, LLP as the Company’s independent registered public accountants for the fiscal year ending July 1, 2006; and

4. To transact such other business as may properly come before the Annual Meeting or any adjournment thereof.

Only stockholders of record at the close of business on September 12, 2005 will be entitled to notice of, and to vote at, the Annual Meeting and any adjournment thereof.

Information concerning the matters to be acted upon at the Annual Meeting is set forth in the accompanying Proxy Statement.

All stockholders are cordially invited to attend the Annual Meeting in person. However, to assure your representation at the Annual Meeting, we urge you to mark, sign and return the enclosed proxy card as promptly as possible in the postage-prepaid envelope enclosed for that purpose. Any stockholder attending the Annual Meeting may vote in person even if he or she returned a proxy.

Sincerely,

Rusty Bailey
Assistant Secretary

West Chester, Pennsylvania

October 3, 2005

NOBEL LEARNING COMMUNITIES, INC.

PROXY STATEMENT

Annual Meeting of Stockholders

November 10, 2005

SOLICITATION OF PROXIES, REVOCABILITY AND VOTING

General

The enclosed proxy is solicited on behalf of the Board of Directors of Nobel Learning Communities, Inc., a Delaware corporation (the “Company”), for use at the Annual Meeting of Stockholders (the “Meeting”) to be held on November 10, 2005, commencing at 10:00 a.m. local time, at the Sheraton Great Valley Hotel, 707 E. Lancaster Pike, Rts. 202 and 30, Frazer, Pennsylvania 19355. This Proxy Statement and the accompanying proxy card are being mailed to stockholders on or about October 3, 2005.

Outstanding Shares and Voting Rights

The Board of Directors of the Company (the “Board of Directors”) has set the close of business on September 12, 2005 as the record date (the “Record Date”) for the determination of stockholders entitled to notice of, and to vote at, the Meeting. On the Record Date, there were outstanding 7,457,597 shares of the Company’s Common Stock (“Common Stock”), 1,475,502 shares of the Company’s Series E convertible preferred stock (“Series E Preferred Stock”), and 662,902 shares of the Company’s Series F convertible preferred stock (“Series F Preferred Stock”). These securities constitute the only classes of securities entitled to vote at the Meeting.

The holder of each share of Common Stock outstanding on the Record Date is entitled to one vote on each matter to be considered; the holder of each share of any of the Series E Preferred Stock outstanding on the Record Date is entitled, as to each matter to be considered, to that number of votes as is equal to the number of full shares of Common Stock into which such share of Series E Preferred Stock is then convertible (calculated by rounding any fractional share down to the nearest whole number); and the holder of each share of any of the Series F Preferred Stock outstanding on the Record Date is entitled, as to each matter to be considered, to that number of votes as is equal to the number of full shares of Common Stock into which such share of Series F Preferred Stock is then convertible (calculated by rounding any fractional share down to the nearest whole number) multiplied by .9623. As of the Record Date, each share of Series E Preferred Stock and Series F Preferred Stock was convertible into 1.00 and 1.00 share of Common Stock, respectively.

As of the Record Date, shares of the Company’s Series D convertible preferred stock (“Series D Preferred Stock”) were no longer convertible into Common Stock, and as a result, the holders of the Series D Preferred Stock will not be entitled to vote at the Meeting with respect to those shares.

Quorum and Voting

The presence at the Meeting, in person or by proxy, of the holders of shares representing a majority of the votes represented, in the aggregate, by the Common Stock, and by the Series E Preferred Stock and Series F Preferred Stock (such classes of convertible preferred stock are referred to collectively as the “Voting Preferred Stock”), is necessary to constitute a quorum for the transaction of business. The holders of the Common Stock and the Voting Preferred Stock vote together, and not as separate classes, on all matters to be submitted to stockholders at the Meeting (provided, that only the holders of the Series E Preferred Stock will have the right to vote, at future meetings, with respect to the election of the unclassified director).

Required Vote for Directors

The election of directors will be determined by a plurality vote and the three nominees receiving the most “FOR” votes will be elected. Because directors are elected by a plurality of the votes cast, withholding authority to vote with respect to one or more nominees likely will have no effect on the outcome of the election, although such shares would be counted as present for purposes of determining the existence of a quorum.

Similarly, any “broker non-votes” (i.e., shares of Common Stock or Voting Preferred Stock held by a broker or nominee which are represented at the Meeting, but with respect to which such broker or nominee is not empowered to vote on a particular proposal) are not considered to be votes cast and therefore would have no effect on the outcome of the election of directors, although they would be counted as present for purposes of determining the existence of a quorum.

Required Vote for Other Proposals

All other matters that come before the Meeting require the approval of a majority of the votes represented by the shares of stock present and entitled to vote thereon. Therefore, abstentions as to particular proposals will have the same effect as votes against such proposals.

Broker non-votes will be treated as shares not entitled to vote and will not be included in the calculation of the number of votes represented by shares present and entitled to vote.

Revocability of Proxies

Any person giving a proxy in the form accompanying this Proxy Statement has the power to revoke it at any time before its exercise. It may be revoked by filing with the Secretary or Assistant Secretary of the Company or by the presentation at the Meeting of an instrument of revocation or a duly executed proxy bearing a later date. It also may be revoked by attendance at the Meeting and the casting of a written ballot in person. Unless so revoked, the shares represented by proxies will be voted at the Meeting in accordance with instructions or, as to any matter as to which no instructions are given, for the election of the proposed nominees and proposals.

No Stockholder Proposals

The Company’s certificate of incorporation requires that any stockholder wishing to make a nomination for director or to initiate a proposal or other business at the Meeting must give the Company advance notice before August 19, 2005 (the date ten days following the date that the Company first mailed to stockholders the Company’s notice of the Meeting). In addition, such stockholder advance notice must meet certain other requirements set forth in the Company’s certificate of incorporation and guidelines adopted by the Nominating and Corporate Governance Committee of the Board of Directors. The Company did not receive such required advance notice from any stockholder, whether before or after the deadline for such notice. As a result, only those matters detailed in this Proxy Statement will be considered at and voted upon at the Meeting. With respect to election of directors, proxies cannot be voted for any nominees not named in this Proxy Statement.

Solicitation

The Company will bear the entire cost of preparing, assembling, printing and mailing this Proxy Statement, the accompanying proxy card, and any additional material which may be furnished to stockholders by the Company. Copies of the Company’s solicitation material will be furnished to brokerage houses, fiduciaries and custodians to forward to beneficial owners of stock held in their names. The Company’s solicitation of proxies will be made by the use of the mails and through direct communication with certain stockholders or their representatives by officers, directors and employees of the Company, who will receive no additional compensation therefor. The Company has engaged StockTrans, Inc., the transfer agent for the Common Stock and Preferred Stock, to distribute materials to brokerage houses, banks, custodians and other nominee holders, but not to act as proxy solicitor. The Company will pay StockTrans approximately $3,000 for these services.

SECURITY OWNERSHIP

Common Stock

The following table sets forth certain information known to the Company regarding the beneficial ownership of the Common Stock as of September 12, 2005 by (1) all beneficial owners of more than 5% of the Common Stock (including preferred stock convertible into Common Stock); (2) each director and nominee for election as director; (3) each executive officer named in the Summary Compensation Table appearing elsewhere in this Proxy Statement; and (4) all executive officers, directors and nominees of the Company as a group. The number of shares beneficially owned by each person is determined under the rules of the Securities and Exchange Commission (the “SEC”) and the information is not necessarily indicative of beneficial ownership for any other purpose. Under the rules of the SEC, a person is also deemed to be a beneficial owner of any securities of which that person has a right to acquire beneficial ownership within 60 days after the date on which the determination of beneficial ownership is made. Unless otherwise indicated, the address for each of the stockholders listed below is c/o Nobel Learning Communities, Inc., 1615 West Chester Pike, Suite 200, West Chester, PA 19382-6223.

Beneficial Owner	Beneficial Number of Shares	Ownership Percent of Total (1) (2)
Blesbok, LLC (3)	2,038,797	26.8%
Mollusk Holdings, L.L.C. (4)	2,017,021	26.6
KU Learning, L.L.C. (5)	1,883,500	25.3
Camden Partners Strategic Fund II-A, L.P. (6)	1,585,884	17.5
Wynnefield Partners Small Cap Value, L.P. (7)	976,100	13.1
Allied Capital Corporation (8)	700,887	8.6
Dreman Value Management, LLC (9)	346,800	4.7
Camden Partners Strategic Fund II-B, L.P. (10)	94,070	1.2
George H. Bernstein (11)	71,667	*
Therese Kreig Crane (12)	15,000	*
Steven B. Fink (13)	15,000	*
Joseph W. Harch (14)	15,000	*
Peter H. Havens (15)	39,000	*
Richard J. Pinola (16)	17,166	*
Michael J. Rosenthal (17)	14,166	*
Ralph Smith (18)	15,000	*
David. L. Warnock (19)	15,000	*
Osborne F. Abbey, Jr. (20)	2,500	*
Thomas Frank (21)	27,667	*
Kathy E. Herman (22)	5,000	*
Patricia B. Miller (23)	18,333	*

All executive officers and directors as a group (14 persons) (24)	275,499	3.6%

*	Less than one percent

(1)	This table is based on information supplied by officers, directors and principal stockholders of the Company and on any Schedules 13D or 13G filed with the SEC. On that basis, the Company believes that each of the stockholders named in this table has sole voting and dispositive power with respect to the shares indicated as beneficially owned except as otherwise indicated in the footnotes to this table.

(2)	Applicable percentages are based on 7,457,597 shares outstanding on September 12, 2005, adjusted as required by rules promulgated by the SEC.

(3)	Consists of 155,297 shares issuable upon conversion of 155,297 shares of Series F Preferred Stock and 1,883,500 shares outstanding owned by KU (as discussed in footnote 5). Based on Amendment No. 7 to Schedule 13D filed with the SEC on February 23, 2004, Blesbok, LLC (“Blesbok”) may be deemed to share voting and dispositive power with its managing members, Michael R. Milken and Lowell J. Milken. Blesbok is engaged in the business of acquiring interests in, and/or operating, other companies and businesses, primarily, but not limited to, those engaged in education. Does not include shares owned by Mollusk (see footnote 4), beneficial ownership of which is disclaimed by Blesbok. The address of the principal business office of Blesbok is 1250 Fourth Street, Sixth Floor, Santa Monica, CA 90401.

(4)	Consists of 124,268 shares issuable upon conversion of 124,268 shares of Series F Preferred Stock and 1,883,500 shares outstanding owned by KU (as discussed in footnote 5). Based on Amendment No. 7 to Schedule 13D filed with the SEC on February 23, 2004, Mollusk Holdings, L.L.C. (“Mollusk”) may be deemed to share voting and dispositive power with its members, Cephalopod Corporation and Lawrence Investments, L.L.C., and Lawrence J. Ellison, who controls and beneficially owns both such members. Does not include shares owned by Blesbok, LLC, beneficial ownership of which is disclaimed by Mollusk. The address of the principal business office of Mollusk is 101 Ygnacio Valley Road, Suite 310, Walnut Creek, CA 94596-4061.

(5)	Based on Amendment No. 7 to Schedule 13D filed with the SEC on February 23, 2004, KU Learning, L.L.C. (“KU”) may be deemed to share voting and dispositive power with Knowledge Universe, L.L.C., ET Holdings, L.L.C., ET Consolidated, L.L.C., Hampstead Associates, L.L.C., Mollusk Holdings, L.L.C., Cephalopod Corporation, Lawrence Investments, L.L.C., Lawrence J. Ellison, Ridgeview Associates, LLC, Blesbok LLC, Michael R. Milken and Lowell J. Milken. KU is engaged in the business of acquiring interests in, and/or operating, other companies and businesses, primarily those engaged in education. Does not include shares issuable upon conversion of shares of Series F Preferred Stock owned by Blesbok, LLC, or shares issuable upon conversion of shares of Series F Preferred Stock owned by Mollusk Holdings, L.L.C. (see footnote 4), beneficial ownership of which is disclaimed by KU. The address of the principal business office of KU is 1250 Fourth Street, Sixth Floor, Santa Monica, CA 90401.

(6)	Consists of 1,392,878 shares issuable upon conversion of 1,392,878 shares of Series E Preferred Stock and 193,006 shares issuable upon conversion of 193,006 shares of Series F Preferred Stock. Based on Amendment No. 1 to Schedule 13G filed with the SEC on February 17, 2004, Camden Partners Strategic Fund II-A, L.P. (“Camden II-A”) may be deemed to share voting and dispositive power with its sole general partner, Camden Partners Strategic II, LLC (“Camden Strategic”). In addition, each of Messrs. David L. Warnock, Donald W. Hughes, Richard M. Johnston and Richard M. Berkeley may be deemed to be a beneficial owner of these shares, by virtue of being a managing member of Camden Strategic. Does not include shares owned by Camden Partners Strategic Fund II-B (see footnote 10), beneficial ownership of which is disclaimed by Camden II-A. The address of the principal business office of Camden II-A is One South Street, Suite 2150, Baltimore, MD 21202.

(7)	Based on Form 4 filed with the SEC on July 15, 2005, Wynnefield Partners Small Cap Value, L.P. may be deemed to be part of group also comprised of Wynnefield Partners Small Cap Value, L.P. I, Wynnefield Small Cap Value Offshore Fund, Ltd., Channel Partnership II, L.P., Wynnefield Capital Management, LLC, Wynnefield Capital, Inc., Wynnefield Capital, Inc. Profit Sharing and Money Purchase Plans, Inc. and Nelson Obus. The address of the principal business office of Wynnefield Partners Small Cap Value, L.P. is 450 Seventh Avenue, Suite 509, New York, NY 10123.

(8)	Based on Amendment No. 1 to Schedule 13D filed with the SEC on November 21, 2003, Allied Capital Corporation may be deemed to share voting and dispositive power with Allied Investment Corporation, its wholly owned subsidiary. Consists of warrants to purchase 531,255 shares and 169,632 shares issuable upon conversion of 169,632 shares of Series F Preferred Stock. Allied Capital Corporation is an internally managed closed-end management investment company. The address of the principal business office of Allied Capital Corporation is 1919 Pennsylvania Avenue N.W., Suite 300, Washington, D.C. 20006.

(9)	Based on Schedule 13G filed with the SEC on January 20, 2005. The address of the principal business office of Dreman Value Management LLC is 520 East Cooper Avenue, Suite 230-4, Aspen, CO 81611.

(10)	Consists of 82,624 shares issuable upon conversion of 82,624 shares of Series E Preferred Stock and 11,446 shares issuable upon conversion of 11,446 shares of Series F Preferred Stock. Based on Amendment No. 1 to Schedule 13G filed with the SEC on February 17, 2004, Camden Partners Strategic Fund II-B, L.P. (“Camden II-B”) may be deemed to share voting and dispositive power with its sole general partner, Camden Strategic. In addition, each of Messrs. David L. Warnock, Donald W. Hughes, Richard M. Johnston and Richard M. Berkeley may be deemed to be a beneficial owner of these shares, by virtue of being a managing member of Camden Strategic. Does not include shares owned by Camden II-A (see footnote 6), beneficial ownership of which is disclaimed by Camden II-B. The address of the principal business office of Camden II-B is One South Street, Suite 2150, Baltimore, MD 21202.

(11)	Consists of 5,000 outstanding shares and 66,667 shares which Mr. Bernstein has the right to purchase upon the exercise of options which are or will be exercisable within 60 days after September 12, 2005.

(12)	Consists of 15,000 shares which Dr. Crane has the right to purchase upon the exercise of options which are or will be exercisable within 60 days after September 12, 2005. Dr. Crane’s address is c/o Nobel Learning Communities, Inc., 1615 West Chester Pike, Suite 200, West Chester, PA 19382-6223.

(13)	Consists of 15,000 shares which Mr. Fink has the right to purchase upon the exercise of options which are or will be exercisable within 60 days after September 12, 2005. Does not include shares owned by KU (see footnote 5), of which Mr. Fink is Vice-Chairman of its member, Knowledge Universe, L.L.C. Mr. Fink disclaims beneficial ownership of any shares held by KU. Additionally, does not include shares owned by Mollusk (see footnote 4), of which Mr. Fink is Chief Executive Officer of its member, Lawrence Investments, L.L.C. Mr. Fink disclaims beneficial ownership of any shares held by Mollusk (except to the extent of his pecuniary interest therein). Mr. Fink’s address is c/o Nobel Learning Communities, Inc., 1615 West Chester Pike, Suite 200, West Chester, PA 19382-6223.

(14)	Consists of 15,000 shares which Mr. Harch has the right to purchase upon the exercise of options which are or will be exercisable within 60 days after September 12, 2005. Mr. Harch’s address is Harch Capital Management, LLC, 1341 Palisades Beach Road, Santa Monica, CA 90401.

(15)	Consists of 16,000 outstanding shares; 23,000 shares which Mr. Havens has the right to purchase upon the exercise of options which are or will be exercisable within 60 days after September 12, 2005. Also includes 375 outstanding shares held by J.P. Havens TFBO his son and 500 outstanding shares held by J.P. Havens TFBO his daughter over which Mr. Havens has sole voting and dispositive authority and as to which Mr. Havens disclaims beneficial ownership. Also includes 6,250 outstanding shares held by his wife over which Mr. Havens has sole voting and dispositive authority and as to which Mr. Havens disclaims beneficial ownership. Mr. Havens’ address is 100 Four Falls Corporate Center, Suite 202, West Conshohocken, PA 19428.

(16)	Consists of 3,000 outstanding shares and 14,166 shares which Mr. Pinola has the right to purchase upon the exercise of options which are or will be exercisable within 60 days after September 12, 2005. Mr. Pinola’s address is c/o Nobel Learning Communities, Inc., 1615 West Chester Pike, Suite 200, West Chester, PA 19382-6223.

(17)	Consists of 14,166 shares which Mr. Rosenthal has the right to purchase upon the exercise of options which are or will be exercisable within 60 days after September 12, 2005. Mr. Rosenthal’s address is 54 West 21st Street, New York, NY 10022.

(18)	Consists of 15,000 shares which Mr. Smith has the right to purchase upon the exercise of options which are or will be exercisable within 60 days after September 12, 2005. Mr. Smith’s address is 701 St. Paul Street, Baltimore, MD 21202.

(19)	Consists of 15,000 shares which Mr. Warnock has the right to purchase upon the exercise of options which are or will be exercisable within 60 days after September 12, 2005. Does not include shares owned by Camden II-A (see footnote 6), of which Mr. Warnock is a managing member of the sole general partner, or shares owned by Camden II-B (see footnote 10), of which Mr. Warnock is also a managing member of the sole general partner. Mr. Warnock disclaims beneficial ownership of any shares held by Camden II-A or Camden II-B. Mr. Warnock’s address is One South Street, Suite 2150, Baltimore, MD 21202.

(20)	Consists of 2,500 shares which Dr. Abbey has the right to purchase upon the exercise of options which are or will be exercisable within 60 days after September 12, 2005.

(21)	Consists of 10,000 shares of restricted stock which vest as of the first date on which the closing price of the Common Stock on the Nasdaq or other recognized national securities exchange is in excess of $11.00 per share (subject to equitable adjustment for stock splits, combinations or other similar events) for any 20 trading days within a period of 30 consecutive trading days, if Mr. Frank is employed by the Company as of such date. Also includes 1,000 outstanding shares and 16,667 shares which Mr. Frank has the right to purchase upon the exercise of options which are or will be exercisable within 60 days after September 12, 2005.

(22)	Consists of 5,000 shares which Ms. Herman has the right to purchase upon the exercise of options which are or will be exercisable within 60 days after September 12, 2005. Ms. Herman and the Company entered into a Separation Agreement and Release effective July 26, 2005.

(23)	Consists of 18,333 shares which Ms. Miller has the right to purchase upon the exercise of options which are or will be exercisable within 60 days after September 12, 2005.

(24)	Includes information contained in the notes above, as applicable.

Series E Preferred Stock

The following table sets forth certain information known to the Company regarding the beneficial ownership of the Series E Preferred Stock as of September 12, 2005 by (1) all beneficial owners of more than 5% of the Series E Preferred Stock; (2) each director and nominee for election as director; (3) each executive officer named in the Summary Compensation Table appearing elsewhere in this Proxy Statement; and (4) all executive officers, directors and nominees of the Company as a group. The number of shares beneficially owned by each person is determined under the rules of the SEC and the information is not necessarily indicative of beneficial ownership for any other purposes. Unless otherwise indicated, the address for each of the stockholders listed below is c/o Nobel Learning Communities, Inc., 1615 West Chester Pike, Suite 200, West Chester, PA 19382-6223.

Beneficial Owner	Beneficial Number of Shares	Ownership Percent of Total (1) (2)
Camden Partners Strategic Fund II-A, L.P. (3)	1,392,878	94.4%
Camden Partners Strategic Fund II-B, L.P. (4)	82,624	5.6
George H. Bernstein	0	0
Therese Kreig Crane (5)	0	0
Steven B. Fink (6)	0	0
Joseph W. Harch (7)	0	0
Peter H. Havens (8)	0	0
Richard J. Pinola (9)	0	0
Michael J. Rosenthal (10)	0	0
Ralph Smith (11)	0	0
David L. Warnock (12)	0	0
Osborne F. Abbey, Jr.	0	0
Thomas Frank	0	0
Kathy E. Herman	0	0
Patricia B. Miller	0	0

All executive officers and directors as a group (14 persons)	0	0%

(1)	This table is based on information supplied by officers, directors and principal stockholders of the Company and on any Schedules 13D or 13G filed with the SEC. On that basis, the Company believes that each of the stockholders named in this table has sole voting and dispositive power with respect to the shares indicated as beneficially owned except as otherwise indicated in the footnotes to this table.

(2)	Applicable percentages are based on 1,475,502 shares outstanding on September 12, 2005, adjusted as required by rules promulgated by the SEC.

(3)	Based on Amendment No. 1 to Schedule 13G filed with the SEC on February 17, 2004, Camden II-A may be deemed to share voting and dispositive power with its sole general partner, Camden Strategic. In addition, each of Messrs. David L. Warnock, Donald W. Hughes, Richard M. Johnston and Richard M. Berkeley may be deemed to be a beneficial owner of these shares, by virtue of being a managing member of Camden Strategic. Does not include shares owned by Camden II-B (see footnote 4), beneficial ownership of which is disclaimed by Camden II-A. The address of the principal business office of Camden II-A is One South Street, Suite 2150, Baltimore, MD 21202.

(4)	Based on Amendment No. 1 to Schedule 13G filed with the SEC on February 17, 2004, Camden II-B may be deemed to share voting and dispositive power with its sole general partner, Camden Strategic. In addition, each of Messrs. David L. Warnock, Donald W. Hughes, Richard M. Johnston and Richard M. Berkeley may be deemed to be a beneficial owner of these shares, by virtue of being a managing member of Camden Strategic. Does not include shares owned by Camden II-A (see footnote 3), beneficial ownership of which is disclaimed by Camden II-B. The address of the principal business office of Camden II-B is One South Street, Suite 2150, Baltimore, MD 21202.

(5)	Dr. Crane’s address is c/o Nobel Learning Communities, Inc., 1615 West Chester Pike, Suite 200, West Chester, PA 19382-6223.

(6)	Mr. Fink’s address is c/o Nobel Learning Communities, Inc., 1615 West Chester Pike, Suite 200, West Chester, PA 19382-6223.

(7)	Mr. Harch’s address is Harch Capital Management, LLC, 1341 Palisades Beach Road, Santa Monica, CA 90401.

(8)	Mr. Havens’ address is 100 Four Falls Corporate Center, Suite 202, West Conshohocken, PA 19428.

(9)	Mr. Pinola’s address is c/o Nobel Learning Communities, Inc., 1615 West Chester Pike, Suite 200, West Chester, PA 19382-6223.

(10)	Mr. Rosenthal’s address is 54 West 21st Street, New York, NY 10022.

(11)	Mr. Smith’s address is 701 St. Paul Street, Baltimore, MD 21202.

(12)	Does not include shares of Series E Preferred Stock owned by Camden II-A or Camden II-B, with respect to each of which Mr. Warnock is a managing member of the sole general partner. Mr. Warnock disclaims beneficial ownership of any shares held by Camden II-A or Camden II-B. Mr. Warnock’s address is One South Street, Suite 2150, Baltimore, MD 21202.

Series F Preferred Stock

The following table sets forth certain information known to the Company regarding the beneficial ownership of the Series F Preferred Stock as of September 12, 2005 by (1) all beneficial owners of more than 5% of the Series F Preferred Stock; (2) each director and nominee for election as director; (3) each executive officer named in the Summary Compensation Table appearing elsewhere in this Proxy Statement; and (4) all executive officers, directors and nominees of the Company as a group. The number of shares beneficially owned by each person is determined under the rules of the SEC and the information is not necessarily indicative of beneficial ownership for any other purposes. Unless otherwise indicated, the address for each of the stockholders listed below is c/o Nobel Learning Communities, Inc., 1615 West Chester Pike, Suite 200, West Chester, PA 19382-6223.

Beneficial Owner	Beneficial Number of Shares	Ownership Percent of Total (1) (2)
Camden Partners Strategic Fund II-A, L.P. (3)	193,006	29.1%
Allied Capital Corporation (4)	169,632	25.6
Blesbok, LLC (5)	155,297	23.4
Mollusk Holdings, L.L.C. (6)	133,521	20.1
George H. Bernstein	0	0
Therese Kreig Crane (7)	0	0
Steven B. Fink (8)	0	0
Joseph W. Harch (9)	0	0
Peter H. Havens (10)	0	0
Richard J. Pinola (11)	0	0
Michael J. Rosenthal (12)	0	0
Ralph Smith (13)	0	0
David L. Warnock (14)	0	0
Osborne F. Abbey, Jr.	0	0
Thomas Frank	0	0
Kathy E. Herman	0	0
Patricia B. Miller	0	0

All executive officers and directors as a group (14 persons)	0	0%

(1)	This table is based on information supplied by officers, directors and principal stockholders of the Company and on any Schedules 13D or 13G filed with the SEC. On that basis, the Company believes that each of the stockholders named in this table has sole voting and dispositive power with respect to the shares indicated as beneficially owned except as otherwise indicated in the footnotes to this table.

(2)	Applicable percentages are based on 662,902 shares outstanding on September 12, 2005, adjusted as required by rules promulgated by the SEC.

(3)	Based on Amendment No. 1 to Schedule 13G filed with the SEC on February 17, 2004, Camden II-A may be deemed to share voting and dispositive power with its sole general partner, Camden Strategic. In addition, each of Messrs. David L. Warnock, Donald W. Hughes, Richard M. Johnston and Richard M. Berkeley may be deemed to be a beneficial owner of these shares, by virtue of being a managing member of Camden Strategic. Does not include shares owned by Camden II-B, beneficial ownership of which is disclaimed by Camden II-A. The address of the principal business office of Camden II-A is One South Street, Suite 2150, Baltimore, MD 21202.

(4)	Based on Amendment No. 1 to Schedule 13D filed with the SEC on November 21, 2003, Allied Capital Corporation may be deemed to share voting and dispositive power with Allied Investment Corporation, its wholly owned subsidiary. The address of the principal business office of Allied Capital Corporation is 1919 Pennsylvania Avenue N.W., Suite 300, Washington, D.C. 20006.

(5)	Based on Amendment No. 7 to Schedule 13D filed with the SEC on February 23, 2004, Blesbok may be deemed to share voting and dispositive power with its managing members, Michael R. Milken and Lowell J. Milken. Blesbok is engaged in the business of acquiring interests in, and/or operating, other companies and businesses, primarily, but not limited to, those engaged in education. Does not include shares owned by Mollusk (see footnote 6), beneficial ownership of which is disclaimed by Blesbok. The address of the principal business office of Blesbok is 1250 Fourth Street, Sixth Floor, Santa Monica, CA 90401.

(6)	Based on Amendment No. 7 to Schedule 13D filed with the SEC on February 23, 2004, Mollusk may be deemed to share voting and dispositive power with its members, Cephalopod Corporation and Lawrence Investments, L.L.C., and Lawrence J. Ellison, who controls and beneficially owns both such members. Does not include shares owned by Blesbok (see footnote 5), beneficial ownership of which is disclaimed by Mollusk. The address of the principal business office of Mollusk is 101 Ygnacio Valley Road, Suite 310, Walnut Creek, CA 94596-4061.

(7)	Dr. Crane’s address is c/o Nobel Learning Communities, Inc., 1615 West Chester Pike, Suite 200, West Chester, PA 19382-6223.

(8)	Does not include shares owned by Mollusk (see footnote 6), of which Mr. Fink is Chief Executive Officer of its member, Lawrence Investments, L.L.C. Mr. Fink disclaims beneficial ownership of any shares held by Mollusk (except to the extent of his pecuniary interest therein). Mr. Fink’s address is c/o Nobel Learning Communities, Inc., 1615 West Chester Pike, Suite 200, West Chester, PA 19382-6223.

(9)	Mr. Harch’s address is Harch Capital Management, LLC, 1341 Palisades Beach Road, Santa Monica, CA 90401.

(10)	Mr. Havens’ address is 100 Four Falls Corporate Center, Suite 202, West Conshohocken, PA 19428.

(11)	Mr. Pinola’s address is c/o Nobel Learning Communities, Inc., 1615 West Chester Pike, West Chester, PA 19382-6223.

(12)	Mr. Rosenthal’s address is 54 West 21st Street, New York, NY 10022.

(13)	Mr. Smith’s address is 701 St. Paul Street, Baltimore, MD 21202.

(14)	Does not include shares owned by Camden II-A (see footnote 3) or shares owned by Camden II-B, with respect to each of which Mr. Warnock is a managing member of the sole general partner. Mr. Warnock disclaims beneficial ownership of any shares held by Camden II-A or Camden II-B. Mr. Warnock’s address is One South Street, Suite 2150, Baltimore, MD 21202.

PROPOSAL 1

ELECTION OF DIRECTORS

(Item 1 on Proxy Card)

Nominees

Three directors will be elected at the Meeting to serve as Class III Directors until the third annual meeting of stockholders following election and until their respective successors have been duly elected and qualified, or until the director’s earlier death, resignation or removal. Directors will be elected by a plurality of the votes properly cast in person or by proxy. If so authorized, the persons named in the accompanying proxy card will vote the shares represented by the accompanying proxy card for the election of each nominee named in this Proxy Statement. Stockholders who do not wish their shares to be voted for a particular nominee may so indicate in the space provided on the proxy card. If any nominee becomes unable or unwilling to serve at the time of the Meeting, which is not anticipated, the Board of Directors, at its discretion, may designate a substitute nominee or nominees, in which event the shares represented by the accompanying proxy card will be voted for such substituted nominee or nominees. All of the nominees for election currently serve as directors, and have consented to continue to serve if elected.

The following table sets forth information as of September 12, 2005 with respect to the nominees and the continuing directors:

Name of Nominee or Director	Age	Principal Occupation	Director Since

Nominees for a term expiring in 2008 (Class III Directors):

Therese Kreig Crane, Ed.D.	55	Senior Education Advisor of Infotech Strategies; Non-Executive Chairman of the Board of Directors	2004

Steven B. Fink	54	Vice Chairman, Knowledge Universe and Chief Executive Officer of Lawrence Investments, L.L.C.	2003

Joseph W. Harch	51	Chairman of Harch Capital Management	2003

The Board of Directors recommends a vote FOR each of the nominees listed above.

Continuing Directors with a term expiring in 2007 (Class II Directors):

George H. Bernstein	44	President and Chief Executive Officer of the Company	2003

Michael J. Rosenthal	61	Chairman and President of M. J. Rosenthal and Associates, Inc.	2004

Name of Nominee or Director	Age	Principal Occupation	Director Since

Continuing Directors with a term expiring in 2006 (Class I Directors):

Richard J. Pinola	59	Former Chief Executive Officer of Right Management Consultants	2004

Peter H. Havens	51	Chairman of Baldwin Management, LLC	1991

Ralph Smith	57	Senior Vice President of The Annie E. Casey Foundation	2004

Continuing Director with a term expiring in 2006 (Unclassified Director):

David L. Warnock	47	Partner of Camden Partners Holdings, LLC	2003

The following description contains certain information concerning the directors and nominees, including current positions and principal occupations during the past five years.

George H. Bernstein. Mr. Bernstein was named the Company’s Chief Executive Officer and Director in July 2003, and currently holds the title of President and Chief Executive Officer. Between 1997 and 2002, Mr. Bernstein was employed in various positions with Cole National Corporation. Between 2000 and 2002, Mr. Bernstein was President of Pearle Vision, Inc., an 840 unit operator and franchiser of optical retail stores. During parts of 1999 and 2000, Mr. Bernstein was Executive Vice President – Strategic Planning and President of Vision Operations for Cole Vision. Between 1997 and 1999, Mr. Bernstein was the Senior Vice President and General Manager at Things Remembered, an 800 store chain of personalized gift stores. Mr. Bernstein started his business career as a consultant with Bain and Company, a leading strategy consulting firm. Mr. Bernstein earned a B.S. degree in Business Administration from Bucknell University, and a J.D. degree from Harvard Law School. Mr. Bernstein was named as a director pursuant to his employment agreement. See “Employment Agreements with Executive Officers.”

Therese Kreig Crane, Ed.D. Dr. Crane was appointed to the Board of Directors in February 2004 to serve as its non-executive Chairman. Dr. Crane currently serves in various leadership capacities within the education industry, including as a trustee for the National Education Association Foundation and the Western Governors University and a Director of Questia, Inc. and Tutor.com. Until June 2005, Dr. Crane served on the board of AlphaSmart, at which point the company was sold and the board was disbanded. Dr. Crane serves as the Senior Education Advisor to Infotech Strategies, an educational technology consulting practice. From 2000 to 2003, Dr. Crane was Vice President, Information and Education Products at America Online, an interactive services company. Prior to that, she was President of Jostens Learning Corporation and its successor company, Compass Learning, an education technology company. Dr. Crane also held various positions with Apple Computer, including Senior Vice President, Education of Americas, and was a corporate officer as Apple Computer’s Senior Vice President, Worldwide Strategic Market Segments. Dr. Crane started her career as an elementary school classroom teacher. Dr. Crane has a B.S. in elementary education and mathematics from the University of Texas at Austin, an M.Ed. in early childhood education, and an Ed.D. in administrative leadership from the University of North Texas.

Steven B. Fink. Mr. Fink has been the Chief Executive Officer of Lawrence Investments, L.L.C., a technology and biotechnology private equity investment firm that is controlled by Lawrence J. Ellison, since May 2000. Mr. Fink also serves as a Vice Chairman of Knowledge Universe, a position he has held since 1996. From October 1999 to October 2000, he served as Chief Executive Officer of Nextera Enterprises, Inc., an economic consulting company affiliated with Knowledge Universe. From 1981 to

1986, Mr. Fink served as Chief Executive Officer and Chairman of the board of directors of Anthony Manufacturing Company, a specialty glass and conductive coatings manufacturer. He currently serves as Vice Chairman of Heron International, a European real estate development company, and as non-executive Chairman of the Board of Spring Group plc, an information technology services company in the United Kingdom affiliated with Knowledge Universe and Chairman of the Board of LeapFrog Enterprises, Inc. He also serves on the board of C-COR Incorporated. Mr. Fink also serves on the boards of directors of privately held companies. Mr. Fink has a B.S. from the University of California at Los Angeles and a J.D. and an L.L.M. from New York University.

Joseph W. Harch. Mr. Harch founded Harch Capital Management in 1991 and served as its President and Chairman during the period from June 1991 through 2002, where he was involved in financial consulting, investment strategy and portfolio management for its high yield fixed income and equity accounts. Mr. Harch currently serves as Chairman of Harch Capital Management. From 1990 to 1991, Mr. Harch was an investment banker with the firm of Donaldson Lufkin & Jenrette, an investment banking firm. From October 1988 through February 1990, Mr. Harch was the national High Yield Sales Manager at Drexel Burnham Lambert, an investment banking firm, where he managed its high yield sales force and syndication department. Mr. Harch is also a director of General Nutrition Centers, Inc. He graduated from California State University, Fullerton in 1975 with a B.A. in Finance and was a Certified Public Accountant before entering the securities industry.

Peter H. Havens. Mr. Havens has been Chairman of Baldwin Management, LLC, an investment management concern, since July 1999. Previously, he was the Executive Vice President of Bryn Mawr Bank Corporation overseeing the Investment Management and Trust Division. From 1982 through May 1995, Mr. Havens served as manager of Kewanee Enterprises, a private investment firm located in Bryn Mawr, Pennsylvania. He is also chairman of the board of directors of Petroferm, Inc. and Lankenau Hospital Foundation, and a Trustee Emeritus of Ursinus College.

Richard J. Pinola. Mr. Pinola was appointed to the Board of Directors on September 2, 2004. Mr. Pinola was Chief Executive Officer of Right Management Consultants, a global consulting firm specializing in career transition and organizational consulting services. Mr. Pinola served as Right’s Chairman and Chief Executive from 1994 to 2004. He served as a director of Right since 1990 and as CEO since July of 1992. Prior to joining Right Management Consultants, Mr. Pinola was President and Chief Operating Officer of Penn Mutual Life Insurance Company, a diversified financial services firm. He is a director on the boards of Reading is Fundamental, Inc.; K-Tron International; the Visiting Nurses Association; King’s College; Eric M. Godshalk & Co.; Kenexa Technology and Bankrate.com. Mr. Pinola has been a regular speaker on worldwide workforce issues, and has been a guest lecturer at The Yale School of Management. He has served on the boards of directors of the American Lung Association, Janney Montgomery Scott, the Life Office Management Association, and the Horsham Clinic. Mr. Pinola was the founder and director of The Living Wills Archive Company and a founder and board member of the Mutual Association for Professional Services.

Michael J. Rosenthal. Mr. Rosenthal was appointed to the Board of Directors on September 2, 2004. Since 1986, Mr. Rosenthal has served as Chairman and President of M. J. Rosenthal and Associates, Inc., an investment and consulting company. From 1984 to 1986, Mr. Rosenthal served as a partner and a Managing Director of Wesray Capital Corporation, an investment company, and prior to that was Senior Vice President and Managing Director of the Mergers and Acquisitions Department of Donaldson, Lufkin & Jenrette, Inc., an investment banking firm. During 2003, Mr. Rosenthal served as Chief Restructuring Officer for Foster Wheeler Ltd., a global engineering and construction contractor. Mr. Rosenthal also serves as a director of MAXXAM, Inc., The Pacific Lumber Company and as a director and Treasurer of the Horticultural Society of New York. Over the last several years, Mr. Rosenthal has also served as Chairman, a director and/or Chief Executive Officer of a number of companies including American Vision Centers, Inc.; Northwestern Steel & Wire Company; Star Corrugated Box Co., Inc.; Vector Distributors, Inc.; Western Auto Supply Company; and Wilson Sporting Goods Company.

Ralph Smith. Mr. Smith was appointed to the Board of Directors in February 2004. Mr. Smith is Senior Vice President of The Annie E. Casey Foundation, a private philanthropy dedicated to helping build better futures for disadvantaged children in the United States. From 1975 to 1997, Mr. Smith was a member of the faculty of the Law School of the University of Pennsylvania, teaching corporate law, securities regulations, and education law and policy. Mr. Smith serves on the Board of LeapFrog Enterprises, Inc. and he is also a member of the board of Venture Philanthropy Partners, a non-profit philanthropic investment organization serving the National Capital Region, and a member of the board of the Center for Responsible Lending, a non-profit research and policy organization protecting home ownership and family wealth. He has served as counsel to the Congressional Black Caucus and as cooperating attorney for the NAACP, the Center for Constitutional Rights, and the National Conference of Black Lawyers. Mr. Smith has also held a number of senior leadership positions for the School District of Philadelphia, including chief of staff and special counsel. Mr. Smith received his undergraduate degree from Loyola University of Los Angeles, a J.D. from the University of California, and served as a Teaching Fellow and LLM/SJD candidate at Harvard University.

David L. Warnock. Mr. Warnock is a founding Partner of Camden Partners Holdings, LLC (and its predecessor Cahill, Warnock & Company, LLC) an asset management firm established to make private equity investments. Prior to founding Camden Partners Holdings, LLC in 1995, Mr. Warnock had been employed from 1983 through 1995 at T. Rowe Price Associates. He was the President of T. Rowe Price Strategic Partners and T. Rowe Price Strategic Partners II, private equity partnerships. Mr. Warnock was also an Executive Vice President of the T. Rowe Price New Horizons Fund. He serves on the boards of directors of Touchstone Applied Science Associates, a provider of manual and on-line testing, assessment and publications to the K-6 marketplace; Concorde Career Colleges, Inc., which operates vocational education colleges focused on a health care curriculum; New Horizons Worldwide, Inc. a provider of IT Training Services; and CardSystems Solutions, Inc., a provider of end-to-end electronic payment-processing services; and American Public Education, Inc. Mr. Warnock is Chairman of the boards of directors of Calvert Education Services and of the Center for Fathers, Families and Workforce Development. He is also on the board of directors of the National Alliance to End Homelessness and the Calvert School. Mr. Warnock is a Chartered Financial Analyst. Mr. Warnock serves on the Board of Directors in an unclassified term as the designee of Camden Partners Strategic Fund II-A, L.P. and Camden Partners Strategic Fund II-B, L.P., the holders of all of the Series E Preferred Stock and a portion of the Series F Preferred Stock, pursuant to the terms of the June 2003 agreement pursuant to which Camden Partners Strategic Fund II-A, L.P. and Camden Partners Strategic Fund II-B, L.P. purchased an aggregate of 1,333,333 shares of Series E Preferred Stock. See “Certain Relationships and Related Transactions.”

INDEPENDENCE OF THE BOARD OF DIRECTORS

As required under the listing standards of The Nasdaq Stock Market (“Nasdaq”), a majority of the members of a listed company’s board of directors must qualify as “independent,” as affirmatively determined by the board of directors. The Nasdaq independence definition includes a series of objective tests, such as that the director is not an employee of the Company and has not engaged in various types of business dealings with the Company. In addition, as further required by the Nasdaq rules, a listed company’s board of directors is required to make a subjective determination as to each independent director that no relationships exist which, in the opinion of the board of directors, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director.

Consistent with these considerations, after review of all relevant information provided by the directors and the Company with regard to each director’s business and personal activities as they may relate to the Company and its senior management and independent auditors, the Board of Directors has determined affirmatively that Dr. Crane and Messrs. Havens, Pinola, Rosenthal, Smith and Warnock are independent directors within the meaning of the applicable Nasdaq listing standards.

MEETINGS OF THE BOARD OF DIRECTORS AND COMMITTEES

At the beginning of the fiscal year ended July 2, 2005 (“Fiscal 2005”), the Board of Directors consisted of nine directors: Messrs. Bernstein, Fink, Harch, Havens, Monaco, Russell, Smith and Warnock and Dr. Crane.

In July, 2004, Mr. Russell resigned from the Board of Directors, and on September 2, 2004, Mr. Rosenthal was appointed by the Board of Directors to fill the vacancy created by Mr. Russell’s resignation. On September 1, 2004, Mr. Monaco resigned from the Board of Directors, and on September 2, 2004, Mr. Pinola was appointed by the Board of Directors to fill the vacancy created by Mr. Monaco’s resignation.

In August 2004, the Board adopted a policy encouraging, but not requiring, all directors to attend the Annual Stockholders’ Meeting, either in person or telephonically. Dr. Crane and Messrs. Bernstein, Havens and Rosenthal attended the 2004 Annual Meeting of Stockholders.

The Board of Directors held a total of seven meetings during Fiscal 2005, not including actions adopted by unanimous consent. During Fiscal 2005, each member of the Board of Directors attended at least 75% of the aggregate of the number of meetings of the Board of Directors and Committees of the Board of Directors on which he or she served, held during the period for which he or she was a director or committee member, respectively. In addition, the Board of Directors met three times during Fiscal 2005 without the presence of any director who is also an employee of the Company.

The Board of Directors has a standing Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee.

Below is a description of each standing committee of the Board of Directors. Each of the standing committees of the Board of Directors has a written charter approved by the Board of Directors. The Board of Directors has determined that each member of each standing committee is independent, as independence is currently defined in Rule 4200(a)(15) of the NASDAQ listing standards, and that each member is free of any relationship that would interfere with his or her individual exercise of independent judgment with regard to the Company.

Audit Committee

At the beginning of Fiscal 2005, the Audit Committee of the Board of Directors (the “Audit Committee”) was comprised of three outside directors, Messrs. Havens (Chairman) and Monaco and Dr. Crane. On September 1, 2004, Mr. Monaco resigned from the Board of Directors. The Board of Directors filled the vacancy on the Audit Committee created by Mr. Monaco’s resignation with Mr. Rosenthal. The Audit Committee assists the Board of Directors in its general oversight of the Company’s financial reporting, internal controls and audit functions, and is directly responsible for the appointment, retention, compensation and oversight of the work of the Company’s independent registered accountants. The responsibilities and activities of the Audit Committee are described in greater detail in “Report of the Audit Committee” and the Audit Committee Charter. The Audit Committee met four times during Fiscal 2005 and, at each meeting, met without management and with the independent auditor.

As required by the applicable Nasdaq listing standards, the members of the Audit Committee each qualify as “independent” under special standards established by the Nasdaq and the SEC for members of audit committees. The Audit Committee also includes at least one independent member who has been determined by the Board of Directors to meet the qualifications of an “audit committee financial expert” in accordance with SEC rules, including that the person meets the relevant definition of an “independent director.” The Board of Directors has determined that Mr. Havens qualifies as an “audit committee financial expert” as defined in applicable rules and regulations of the SEC. Stockholders should understand that this designation is a disclosure requirement of the SEC related to Mr. Havens’ experience and understanding with respect to certain accounting and auditing matters. The designation does not impose upon Mr. Havens any duties, obligations or liability that are greater than are generally imposed on him as a member of the Audit Committee and the Board of Directors, and his designation as an audit committee financial expert pursuant to this SEC requirement does not affect the duties, obligations or liability of any other member of the Audit Committee or the Board of Directors.

Compensation Committee

The Compensation Committee of the Board of Directors (the “Compensation Committee”) is currently comprised of three independent directors. At the beginning of Fiscal 2005, the Compensation Committee was comprised of three outside directors, Messrs. Warnock (Chairman), Havens and Monaco. On September 1, 2004, Mr. Monaco resigned from the Board of Directors. The Board of Directors filled the vacancy on the Compensation Committee created by Mr. Monaco’s resignation with Mr. Pinola. The Compensation Committee met three times during Fiscal 2005. The Compensation Committee oversees the compensation policies, plans and programs for the Company’s executive officers; reviews and approves the Company’s overall compensation strategy, including performance criteria relevant to the compensation of the Company’s executive officers; reviews and approves the compensation of the Company’s Chief Executive Officer; considers the recommendation of the Company’s Chief Executive Officer and makes all determinations with respect to the compensation and other terms of employment of the other executive officers; reviews and makes recommendations to the full Board of Directors with respect to the Company’s material employee bonus, equity and other compensation plans; reviews and approves the compensation of the members of the Board of Directors; and approves the administration of the Company’s stock option plans. The Compensation Committee also reviews and approves various other company compensation policies and matters. The responsibilities and activities of the Compensation Committee are described in greater detail in “Report of the Compensation Committee on Executive Compensation” and the Compensation Committee Charter.

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee (the “Nominating and Corporate Governance Committee”), consists of three independent directors, Dr. Crane (Chairman), Mr. Smith and Mr. Warnock. The Nominating and Corporate Governance Committee held three meetings during Fiscal 2005. The Nominating and Corporate Governance Committee oversees the director nomination process and the Company’s corporate governance functions. The Nominating and Corporate Governance has the primary responsibility for identifying, reviewing and evaluating candidates to serve as directors of the Company, consistent with criteria approved by the Board of Directors. The Nominating and Corporate Governance Committee recommends to the Board of Directors candidates for election to the Board of Directors, makes recommendations to the Board of Directors regarding the membership of the committees of the Board of Directors, and assesses the independence of directors. The responsibilities and activities of the Nominating and Corporate Governance Committee are described in greater detail in the Nominating and Corporate Governance Committee Charter which was attached as Appendix C in the Company’s 2004 Proxy Statement.

The Nominating and Corporate Governance Committee has established guidelines for evaluating nominees for director. The qualifications that the Nominating and Corporate Governance Committee seeks include: being able to read and understand basic financial statements; being over 21 years of age; having high personal and professional integrity, honesty and ethics; demonstrated acumen and ability, reflected by business experience in positions with a high degree of responsibility and leadership; strategic and independent thinking; and a demonstrated ability to ask critical questions, make analytical inquiries, and exercise sound business judgment. The Nominating and Corporate Governance Committee seeks to include a diverse spectrum of expertise and experience, with each director bringing to the Board of Directors experience or knowledge in one or more fields that is useful to the Company and complementary to the background and experience of the Board of Directors. The Nominating and Corporate Governance Committee also considers the candidate’s commitment to representing rigorously the long-term interests of all of the Company’s stockholders, as well as the candidate’s willingness and ability to devote sufficient time to carrying out his or her duties and responsibilities, and to serve on the Board of Directors for a sustained period. In the case of incumbent directors, the Nominating and Corporate Governance Committee reviews such directors’ overall service to the Company during their term, including the number of meetings attended (and compliance with any attendance requirements established by the Board of Directors or the Nominating and Corporate Governance Committee), level of participation, quality of performance, and any other relationships and transactions that might impair such directors’ independence. The Nominating and Corporate Governance Committee or the Board of Directors may modify these guidelines from time to time and will consider other factors as appropriate.

The Nominating and Corporate Governance Committee seeks nominees through a variety of sources, including suggestions by directors and members of senior management, and such other sources as the Nominating and Corporate Governance Committee believes appropriate. The Nominating and Corporate Governance Committee may also retain a search firm if the Nominating and Corporate Governance Committee believes that to be appropriate. The Nominating and Corporate Governance Committee conducts any appropriate and necessary inquiries into the backgrounds and qualifications of possible candidates after considering the function and needs of the Board of Directors. Thereafter, consideration of new candidates for nomination to the Board of Directors typically involves a series of internal discussions, review of information concerning candidates and interviews with selected candidates. The Nominating and Corporate Governance Committee then meets to discuss and consider such candidates’ qualifications and selects a nominee for recommendation to the Board of Directors by majority vote.

The Nominating and Corporate Governance Committee will consider director candidates recommended by stockholders. The Nominating and Corporate Governance Committee does not intend to alter the manner in which it evaluates candidates, including the minimum criteria set forth above, based on whether the candidate was recommended by a stockholder. However, the Nominating and Corporate Governance Committee will evaluate whether candidates suggested by stockholders are identified with any particular issue to such an extent that their ability to effectively represent all of the stockholders on a broad variety of issues might be compromised.

To date, the Nominating and Corporate Governance Committee has not received any director nominee from a stockholder or stockholders holding more than 5% of the Company’s voting stock, other than from stockholders who are also directors.

During Fiscal 2005, the Nominating and Corporate Governance Committee led and managed the process to replace two directors. This process culminated in unanimous Committee proposals to the Board to elect Mr. Rosenthal and Mr. Pinola to the Company’s Board of Directors. In selecting Mr. Rosenthal and Mr. Pinola, the Committee achieved a number of its corporate governance objectives, including adding a strong financial acumen, multi-unit service experience and expertise in organizational development and human resources and compensation strategy. In addition, both Mr. Rosenthal and Mr. Pinola are independent directors, reinforcing that a majority of the Board is independent and assuring that all Board Committees are currently comprised of entirely independent directors.

On September 6, 2005, the Nominating and Corporate Governance Committee recommended to the full Board of Directors that the Stockholder Rights Agreement first adopted by the Board of Directors on May 16, 2000, and subsequently amended, be repealed. The full Board unanimously approved the Committee’s resolution and instructed and authorized the Officers of the Corporation to take any and all actions necessary to effectuate the termination of the Stockholder Rights Agreement in due course, but in any event, to be completed no later than November 30, 2005.

COMMUNICATIONS FROM STOCKHOLDERS TO THE BOARD OF DIRECTORS

The Board of Directors has adopted a formal process by which stockholders may communicate with the Board or any of its directors. Stockholders who wish to communicate with the Board of Directors may do so by sending a written communication addressed to the Company’s Corporate Secretary at 1615 West Chester Pike, Suite 200, West Chester, PA 19382-6223. All such communications will be compiled by the Corporate Secretary and submitted to the Board of Directors or the individual director so designated on a periodic basis. The Board of Directors has instructed the Corporate Secretary, prior to forwarding any correspondence, to review such correspondence and, in the Corporate Secretary’s discretion, not to forward items if they are deemed of a commercial, irrelevant or frivolous nature or otherwise inappropriate for consideration by the Board of Directors. These screening procedures are designed to assist the Board of Directors in reviewing and responding to stockholder communications in an appropriate manner, and have been approved by a majority of the independent directors of the Board of Directors. All communications directed to the Audit Committee in accordance with the procedures set forth in this paragraph that relate to questionable accounting or auditing matters involving the Company will be forwarded promptly and directly to the Chairman (or another member) of the Audit Committee.

COMPENSATION OF DIRECTORS

At the beginning of Fiscal 2005, the Company paid directors a quarterly retainer of $4,000, and a quarterly payment of $1,000 for each committee of the Board of Directors on which they serve, regardless of the number of meetings attended. Directors who are also employees of the Company receive a reduced quarterly retainer, in the amount of $2,000, with no payments being made for service on any committee. Effective July 4, 2004, payments to directors were modified to clarify that the quarterly fees for committee service apply only to service on the Audit, Compensation, and Nominating and Corporate Governance Committees. In addition, the Chairman of the Audit Committee receives a quarterly retainer of $750, and the Chairmen of the Compensation Committee and Nominating and Corporate Governance Committee each receive a quarterly retainer of $250. The foregoing retainers and committee fees will be reduced proportionately in the event that any director fails to attend (either in person or by telephone) less than 75% of the regularly scheduled meetings of the Board of Directors or such committee in any quarter. Non-employee directors are also eligible for reimbursement for their expenses incurred in attending meetings of the Board of Directors and its committees in accordance with the Company’s policies. (Executive officers’ compensation reported in the Summary Compensation Table does not include any of the foregoing fees.)

In lieu of the foregoing quarterly retainer of $4,000 for service on the Board of Directors, Dr. Crane receives a quarterly retainer of $12,500 for her role as non-executive Chairman.

Pursuant to the Company’s 2004 Omnibus Incentive Equity Compensation Plan, each non-employee director of the Company was granted an option to purchase 10,000 shares of common stock of the Company on October 6, 2004 and will be granted an additional option to purchase 5,000 shares of common stock of the Company on the date of each annual meeting of stockholders. In addition, any non-employee director who is newly appointed or elected to the Board of Directors following October 6, 2004 is granted an option to purchase 10,000 shares of common stock of the Company upon his or her appointment to the Board of Directors. The initial grant of an option to purchase 10,000 shares of common stock of the Company vest immediately and the following grants of an option to purchase 5,000 shares of common stock of the Company vest on the last day of the fiscal year in which they were granted. As of September 12, 2005, the non-employee directors of the Company were Dr. Crane and Messrs. Rosenthal, Fink, Harch, Pinola, Havens, Smith and Warnock.

PROPOSAL 2

RATIFICATION OF ISSUANCE OF SERIES F PREFERRED STOCK FOR NASDAQ PURPOSES

(Item 2 on Proxy Card)

Background

On September 9, 2003, the Company entered into a Series F Convertible Preferred Stock Purchase Agreement (the “Purchase Agreement”) with Camden Partners Strategic Fund II-A, L.P. (“Camden A”), Camden Partners Strategic Fund II-B, L.P. (“Camden B”), Allied Capital Corporation (“Allied”), Mollusk Holdings, LLC (“Mollusk”) and Blesbok, LLC (“Blesbok” and together with Camden A, Camden B, Allied and Mollusk, the “Investors”). Pursuant to the Purchase Agreement, the Investors purchased at $5.10 per share (which was the average closing stock price during the thirty day period prior to entering into the Purchase Agreement), 588,236 shares of Series F Convertible Preferred Stock, par value $0.001 (the “Series F Preferred Stock”) for an aggregate purchase price of $3,000,000. The Series F Preferred Stock is currently convertible into common stock of the Company at a ratio of one-for-one.

At the close of market on September 9, 2003, the Company’s stock price was at $5.30 per share. Accordingly, the Series F Preferred Stock is convertible into the Company’s common stock at a conversion price that was set at a slight discount to market at the time the Series F Preferred Stock was issued. In addition, certain of the Investors had representatives on the Company’s Board of Directors.

The Series F Preferred Stock and Purchase Agreement were approved by a Special Committee composed of two independent directors who had no financial interest in the proposed transaction different from the Company’s stockholders generally, and was subsequently approved by the full Board of Directors and the stock was issued to the Investors. Nasdaq subsequently raised a concern as to whether the Series F Preferred Stock issuance was considered compensation to a director under its Marketplace Rules and therefore needed stockholder approval under its Marketplace Rules. As a result, the Company is presenting the proposal to its stockholders for ratification. Rule 4350(i)(1)(A) of the Marketplace Rules of Nasdaq requires stockholder approval when a plan or other equity compensation arrangement under which stock may be acquired by officers, directors, employees or consultants is established or materially amended.

Our Board Members with Affiliations to Series F Investors

David L. Warnock, a member of our Board of Directors, is a managing member of Camden Partners Strategic II, LLC, which is the sole general partner of Camden A and Camden B. Together, as of September 12, 2005, Camden A and Camden B owned approximately 18.4% of our stock, which includes shares issuable upon the conversion of our Series E Preferred Stock and Series F Preferred Stock.

Steven B. Fink, a member of our Board of Directors, is the Chief Executive Officer of Lawrence Investments, L.L.C., which is one of two members of Mollusk. As of September 12, 2005, Mollusk owned approximately 26.6% of our stock, which includes shares issuable upon conversion of our Series F Preferred Stock and shares owned by KU Learning, L.L.C., which is also associated with Lawrence Investments, L.L.C.

Both Mr. Warnock and Mr. Fink disclaim beneficial ownership of all of the shares held by Camden A and Camden B and Mollusk, respectively.

Use of Proceeds

The proceeds of the Purchase Agreement were applied first, in part, to reduce the amounts outstanding under the Company’s consolidated working capital facility, and second, to fund a cash collateral account for the consolidated working capital facility. Any money remaining was applied toward working capital and other general corporate purposes.

Terms of Series F Preferred Stock

This discussion is a brief summary of the terms of the Series F Preferred Stock and is not intended as an in-depth discussion. For more information on the terms, please review the Certificate of Designation, Preferences and Rights of the Series F Convertible Preferred Stock, which is filed as Exhibit 3.7 to the Company’s Annual Report on Form 10-K for the fiscal year ended June 30, 2003.

Dividends.

The initial dividend rate to the holders of the Series F Preferred Stock was 5.0% per annum, payable from the date of the issuance of the Series F Preferred Stock until the third anniversary of such date. The 5.0% rate was subject to an EBIDTA test at certain pre-set periods which the Company was not in compliance with at one of the pre-set periods. Accordingly, the Company shall pay to the holders of the Series F Preferred Stock dividends in an amount equal to 8.0% per annum for the remainder of the three-year period unless certain tests are met, in which case the percentage may be reduced. If the stock remains outstanding and is not converted by September 2006, the then-current dividend rate will be paid for an additional two years, or until the Series F Preferred Stock is converted into common stock. If the Series F Preferred Stock has not been converted by the fifth anniversary, the dividend rate increases to 12.0% per annum.

Liquidation.

Upon any liquidation, dissolution or winding up of the Company, whether voluntary or involuntary, the holders of the Series F Preferred Stock shall be entitled to receive pari passu with liquidation payments due to the Series D Convertible Preferred Stock and Series E Convertible Preferred Stock, but before any distribution or payment is made upon any common stock, an amount per share equal to the original Series F Preferred Stock purchase price, plus any accrued but unpaid dividends.

Conversion.

The Series F Preferred Stock is convertible into common stock at a conversion rate, subject to adjustment, of one share of common stock for each share of Series F Preferred Stock at the option of each holder of record thereof. The Company has the right to force conversion if the Company’s common stock exceeds $12.75 for any twenty of thirty trading days.

Special Committee.

In addition, in Fiscal 2004, the Company formed a special committee to examine and evaluate a proposed equity infusion in which parties affiliated with members of the Board of Directors were expected to participate, resulting in the issuance of the Series F Preferred Stock. In order to eliminate any conflict of interest in evaluating, negotiating and recommending the transaction, this special committee was composed of two independent directors, Messrs. Havens and Monaco, who were neither officers nor employees of the Company, and who had no financial interest in the proposed transaction different from the Company’s stockholders generally. The special committee approved the transaction.

The Board of Directors recommends a vote FOR Proposal 2.

PROPOSAL 3

RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS

(Item 3 on Proxy Card)

The Audit Committee has appointed BDO Seidman, LLP (“BDO Seidman”) as the Company’s independent registered public accountants for the Company’s 2006 fiscal year, and has recommended that the stockholders vote for ratification of such appointment. A representative of BDO Seidman is expected to be present at the Meeting and will have the opportunity to make a statement if desired and is expected to be available to respond to appropriate questions.

Neither the Company’s bylaws nor other governing documents or law require stockholder ratification of the appointment of BDO Seidman as the Company’s independent registered public accountants. However, the Audit Committee is submitting the appointment of BDO Seidman to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the appointment, the Audit Committee will reconsider whether to retain that firm. Even if the appointment is ratified, the Audit Committee in its discretion may direct the appointment of different independent public accountants at any time during the year if they determine that such a change would be in the best interests of the Company and its stockholders.

The affirmative vote of the majority of the votes represented by the holders of shares present in person or represented by proxy and entitled to vote at the Meeting will be required to ratify the appointment of BDO Seidman.

The Board of Directors recommends a vote FOR Proposal 3.

Audit and Related Fees

BDO Seidman, the Company’s current principal independent registered public accountants, was engaged by the Company on April 4, 2003. BDO Seidman audited the books, records and accounts of the Company for Fiscal 2005 and 2004.

The following table shows the aggregate fees billed to the Company by BDO Seidman for professional services rendered during Fiscal 2005 and Fiscal 2004:

	Amount ($)
Description of Fees	Fiscal 2005	Fiscal 2004
Audit Fees	$190,350	$150,500
Audit-Related Fees	0	0
Tax Fees	0	0
All Other Fees	0	0

Total	$190,350	$150,500

Audit Fees

Represents fees for professional services provided for the audit of the Company’s annual financial statements, assistance in responding to SEC comment letters and review of the Company’s financial statements included in the Company’s quarterly reports.

The Audit Committee’s policy is to pre-approve all services that our independent registered public accounting firm is permitted to perform for us under applicable federal securities regulations. While the general policy of the Audit Committee is to make such determinations at full Audit Committee meetings, the Audit Committee may delegate its pre-approval authority to one or more members of the Audit Committee, provided that all such decisions are presented to the full Audit Committee at its next regularly scheduled meeting.

EXECUTIVE OFFICERS OF THE COMPANY

The following table lists the names, ages and positions held by all executive officers of the Company as of September 12, 2005:

Name	Age	Position
George H. Bernstein	44	President and Chief Executive Officer; Director
Thomas Frank	49	Chief Financial Officer
Patricia B. Miller	55	Chief Operating Officer
Osborne F. Abbey, Jr.	59	Vice President - Education
Jeanne Marie Welsko	50	Vice President - Human Resources

The following description contains certain information concerning the foregoing persons, except for Mr. Bernstein, as to whom information is found on page 11:

Thomas Frank. Mr. Frank was named the Company’s Chief Financial Officer in January 2004, and also serves as its chief accounting officer. Between 1999 and 2003, Mr. Frank was employed as Chief Financial Officer of Alpha Shirt Company and its subsequent owner, Broder Bros. Co. Between 1988 and 1999 Mr. Frank was employed in various positions by Mothers Work, Inc., where his last position was as Chief Financial Officer and Executive Vice President—Finance. Mr. Frank started his business career as an auditor with a leading public accounting firm. Mr. Frank is a CPA and earned his B.A. in Accounting from The University of Oklahoma.

Patricia B. Miller. Ms. Miller joined the Company in January 2004 as its Chief Operating Officer. Between 1995 and 2003, Ms. Miller was employed in various positions with Sylvan Learning

Center, initially as its Vice President Franchise Operations, and serving from 1999 through 2003 as its Senior Vice President of Franchise Services, directing all franchise operations, sales training and field marketing. Prior to joining Sylvan in 1995, Ms. Miller was the Vice President of Corporate Operations at Nutri/System, Inc. where she managed both corporate and franchise centers, customer service, quality control and training. Ms. Miller has a B.A. from The Ohio State University.

Osborne F. Abbey, Jr., Ed.D. Dr. Abbey joined the Company as its Vice President - Education in December 2003. Dr. Abbey is an experienced educator and administrator with a background in curriculum design and implementation, special education, technology, and financial planning, most recently serving as Assistant Superintendent of the Township of Union Public Schools in New Jersey from August 1996 through November 2003. Dr. Abbey has taught university level courses in curriculum, gifted programs, educational administration, and research. Dr. Abbey received his B.A. in Psychology from Waynesburg College, an M.A. degree in Special Education from Kean College, and an M.A. degree and an Ed.D. in Educational Administration from Teachers College, Columbia University. He served with the U. S. Navy in Vietnam and concluded his military career stationed with the Commander in Chief, U. S. Naval Forces, in London.

Jeanne Marie Welsko. Ms. Welsko joined the Company as its Vice President, Human Resources in September 2003. Between November 2000 and July 2003, Ms. Welsko served as a Human Resources consultant to Alignis, Inc. Prior to this period, she was the Vice President of Human Resources for Nova Care, Inc. from February 1999 through January 2000. From September 1996 through January 1999, Ms. Welsko was the Vice President of Human Resources for Valley Forge Dental Associates, Inc. Ms. Welsko earned her B.A. from Bloomsburg University and her M.S. degree from Villanova University.

COMPENSATION TABLES

The following table sets forth certain information concerning compensation paid during each of the last three fiscal years to the Company’s current Chief Executive Officer and its four other most highly compensated executive officers during Fiscal 2005 (based on total annual salary and bonus for Fiscal 2005) (the “Named Executive Officers”). The compensation summarized in this table does not include either medical or other plan benefits that are available generally to all of the Company’s salaried employees, or perquisites or other personal benefits that do not in the aggregate exceed the lesser of $50,000 or 10% of the executive officer’s salary and bonus, as permitted by the rules of the SEC.

Summary Compensation Table

		Annual Compensation			Long Term Compensation Awards
Name and Principal Position	Fiscal Year	Salary	Bonus(1)	Other Annual Compensation(2)	Restricted Stock Awards		Securities Underlying Options/ SARs	All Other Compensation(3)
George H. Bernstein (4)	2005	$333,300	$206,646	$—	$—		25,000	$4,210
President and	2004	314,071	50,000	—	—		100,000	68,967
Chief Executive Officer	2003	—	—	—	—		—	—

Thomas Frank (5)	2005	$230,192	$71,843	$—	$—		8,000	$8,336
Chief Financial Officer	2004	110,769	10,000	—	56,600	(5)	50,000	168
	2003	—	—	—	—		—	—

Patricia B. Miller (6)	2005	$204,615	$63,860	$—	$—		8,000	$2,894
Chief Operating Officer	2004	88,461	10,000	—	—		55,000	—
	2003	—	—	—	—		—	—

Kathy E. Herman (7)	2005	$153,464	$47,896	$—	$—		6,000	$2,351
Vice President, General	2004	149,156	7,500	—	—		—	2,171
Counsel and Secretary	2003	132,000	—	—	—		—	2,026

Osborne F. Abbey, Jr.(8)	2005	$139,154	$43,400	$—	$—		5,000	$20,441
Vice President-	2004	75,288	7,500	—	—		7,500	997
Education	2003	—	—	—	—		—	—

(1)	Bonus amounts reflect the bonuses earned for 2004 and 2005. Bonus amounts that appeared in the summary compensation table of the Company’s 2004 proxy statement reflected the amounts of bonus paid.

(2)	Perquisites and other personal benefits for Messrs. Bernstein, Frank and Abbey in 2005, and Ms. Miller and Ms. Herman in all years, did not exceed 10% of such executive officer’s salary and bonus and accordingly have been omitted from the table as permitted by the rules of the SEC.

(3)	The amount reported for Mr. Bernstein in Fiscal 2005 consists $452 and $461 as payments with respect to life insurance in Fiscal 2005 and 2004, respectively; $3,758 in respect of Company matching 401(k) plan contributions in Fiscal 2005; and $68,506 in moving and relocation expenses and legal fees, pursuant to the provisions of Mr. Bernstein’s employment agreement in Fiscal 2004. The amount reported for Mr. Frank consists of $162 and $168 as payments with respect to life insurance in Fiscal 2005 and 2004, respectively; $2,889 in respect of Company matching 401(k) plan contributions in Fiscal 2005; and $5,285 with respect to child care benefits provided by the Company in Fiscal 2005. The amount reported for Ms. Miller in Fiscal 2005 consists of $301 as payment with respect to life insurance and $2,593 in respect of Company matching 401(k) plan contributions. The amounts reported for Ms. Herman consist of $261, $272 and $435 as payments with respect to life insurance in each of Fiscal 2005, 2004 and 2003, respectively; and $2,090, $1,899 and $1,591 in respect of Company matching 401(k) plan contributions in each of Fiscal 2005, 2004 and 2003, respectively. The amounts reported for Dr. Abbey consist of $19,992 and $997 in moving and relocation expenses in Fiscal 2005 and 2004 respectively; and $449 as payment with respect to life insurance in Fiscal 2005.

(4)	Mr. Bernstein joined the Company in July 2003.

(5)	Mr. Frank joined the Company in January 2004. Pursuant to the terms of his offer letter, Mr. Frank was awarded 10,000 shares of restricted Common Stock, which will become fully vested on such date during his employment, if any, that the price of the Common Stock as reported on the Nasdaq National Market closes above $11.00 per share (subject to equitable adjustment for stock splits, combinations or other similar events) for any 20 trading days within a period of 30 consecutive trading days.

(6)	Ms. Miller joined the Company in January 2004.

(7)	Ms. Herman and the Company entered into a Separation Agreement and Release effective July 26, 2005.

(8)	Dr. Abbey joined the Company in December 2003.

Options/Stock Appreciation Rights Granted in Fiscal 2005

	Individual Grants				Potential Realized Value at Assumed Annual Rates of Stock Price Appreciation for Option Term (10 yrs) (3)
Name of Executive	Number of Securities Underlying Option/ SARs Granted (1)	% of Total Options/ SARs Granted to all Employees in Fiscal 2005 (2)	Exercise or Base Price per Share	Expiration Date	At 5% Annual Growth Rate	At 10% Annual Growth Rate
George H. Bernstein	25,000	29.2%	$7.245	11/16/2014	$113,909	$288,667
Thomas Frank	8,000	9.3%	$7.245	11/16/2014	$36,451	$92,373
Patricia B. Miller	8,000	9.3%	$7.245	11/16/2014	$36,451	$92,373
Kathy E. Herman	6,000	7.0%	$7.245	11/16/2014	$27,338	$69,280
Osborne F. Abbey, Jr.	5,000	5.8%	$7.245	11/16/2014	$22,782	$57,733

(1)	Options granted vest in increments of one-third of the total number of options granted on the first, second and third anniversary dates of the date of grant.

(2)	During Fiscal 2005, the Company granted to employees 85,600 options to purchase shares of Common Stock.

(3)	The potential realizable values are based on an assumption that the stock price of the shares of Common Stock appreciate at the annual rate shown (compounded annually) from the date of grant until the end of the option term. These values do not take into account contractual provisions of the options which provide for termination of an option following termination of employment, nontransferability, or vesting. These amounts are calculated based on the requirements promulgated by the SEC and do not reflect the Company’s estimate of future stock price growth of the Common Stock.

Aggregated Option/Stock Appreciation Rights Exercised in Fiscal 2005 and Value of Options at July 2, 2005

	Exercised in Fiscal 2005		Number of Unexercised Options at July 2, 2005		Value of Unexercised In-the-Money Options at July 2, 2005
Name of Executive	Shares Acquired on Exercise	Value Realized	Exercisable	Un-exercisable	Exercisable	Un-exercisable
George H. Bernstein	—	$—	33,333	91,667	$135,000	$308,875
Thomas Frank	—	$—	16,667	41,333	$52,583	$117,607
Patricia B. Miller	—	$—	18,333	44,667	$58,117	$128,673
Kathy E. Herman	—	$—	5,000	4,000	$4,000	$9,330
Osborne F. Abbey, Jr.	—	$—	2,500	10,000	$10,250	$28,275

None of the above named executive officers held any stock appreciation rights at July 2, 2005.

Equity Compensation Plan Information

The following table summarizes information regarding securities authorized for issuance under the Company’s equity compensation plans as of July 2, 2005:

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
	(a)	(b)	(c)
Equity compensation plans approved by security holders	577,532	$6.38	1,329,568
Equity compensation plans not approved by security holders	—	—	—

Total:	577,532	$6.38	1,329,568

Employment Agreements with Executive Officers

George H. Bernstein – Chief Executive Officer

In July 2003, George Bernstein became the Company’s Chief Executive Officer. Mr. Bernstein entered into a two-year employment agreement with the Company, dated as of July 24, 2003 (the “Bernstein Employment Agreement”), that provides for, among other things, an annual base salary of $333,300, and an annual bonus of up to 125% of his base salary for achieving business plan targets. In addition, if, during his employment period, the price of the Common Stock as reported on the Nasdaq National Market closes above $15.00 per share (subject to adjustment for any stock split, combination, reclassification or other similar event), for any 20 trading days within a period of 30 days, Mr. Bernstein will receive a grant of 25,000 shares of Common Stock. This grant will also be made upon a change in control provided that the per share value meets or exceeds the closing price of the Common Stock on the date that the Company next makes Common Stock option grants to Company Executives subsequent to July 3, 2005. Pursuant to the Bernstein Employment Agreement, on his first day of employment, the Company granted Mr. Bernstein options to purchase 100,000 shares of Common Stock, vesting over a three-year period. The Company also agreed to provide Mr. Bernstein with an $8,400 per year car allowance, term life insurance in the amount of $333,300 for his benefit, and other benefits provided to the Company’s senior executives. Further, the Company agreed to reimburse Mr. Bernstein, up to an aggregate of $75,000, for legal fees incurred by him in reviewing and negotiating his employment agreement (in an amount not to exceed $5,000) and moving expenses, real estate commissions and customary closing costs related to the sale of his primary residence, temporary housing, storage and travel expenses in connection with his relocation to the West Chester, Pennsylvania area, plus an additional amount equal to the state and federal income taxes imposed thereon. In addition, Mr. Bernstein agreed not to compete against the Company during the term of his employment and for a period of two years thereafter.

Pursuant to the terms of the Bernstein Employment Agreement, if Mr. Bernstein’s employment is terminated by the Company without “Cause” (as defined in the Bernstein Employment Agreement), or by Mr. Bernstein for “Good Reason” (as defined in the Bernstein Employment Agreement), within six months following any “Change of Control” (as defined in the Bernstein Employment Agreement), Mr. Bernstein will continue to receive his base salary and certain benefits accorded to Company employees generally, until the later to occur of the end of the term of his employment period, or the date which is 18 months from the date of termination. If Mr. Bernstein’s employment is terminated by the Company other than following a Change of Control, or by Mr. Bernstein for “Good Reason” (as defined in the Bernstein Employment Agreement), Mr. Bernstein will continue to receive his base salary and certain benefits accorded to Company employees generally, for a period of one year from the date of termination.

In August 2004 and again in July 2005, the Board of Directors, on the recommendation of the Compensation Committee, approved a one-year extension of the Bernstein Employment Agreement.

Other Agreements with Named Executive Officers

Pursuant to the terms of Dr. Abbey’s offer letter, his annual base salary was $135,000, and he was eligible for an annual bonus of up to 50% of his annual base salary according to a bonus plan established by the Company annually and approved by the Board of Directors. Dr. Abbey’s annual base salary was increased to $140,250 for fiscal 2005. The Company also agreed to provide Dr. Abbey with a $6,000 per year car allowance. Further, on his first day of employment, the Company granted Dr. Abbey options to purchase 7,500 shares of Common Stock, vesting over a three-year period. Pursuant to the terms of Dr. Abbey’s offer letter as it was subsequently amended, if his employment is terminated by the Company without “Cause” (as defined in such offer letter) and not within six months following any “Change of Control” (as defined in such offer letter), Dr. Abbey will continue to receive his base salary and certain benefits accorded to Company employees generally for a period of six months from the date of termination. If Dr. Abbey’s employment is terminated by the Company without “Cause” within six months following any “Change of Control”, Dr. Abbey will continue to receive his base salary and certain benefits accorded to Company employees generally, for a period of nine months from the date of termination. Further, the Company agreed to reimburse Dr. Abbey, up to $30,000, for relocation expenses incurred by him. In connection with his employment, Dr. Abbey agreed not to compete against the Company during the term of his employment and for a period of one year thereafter.

On June 28, 2005, the Company entered into a Separation Agreement and Release (the “Separation Agreement”) with Kathy E. Herman, the Company’s Vice President, General Counsel and Secretary. The Separation Agreement became effective on July 26, 2005. Under the Separation Agreement, the Company agreed to pay Ms. Herman the sum of $77,251.20, representing twenty-six (26) weeks of compensation at a rate based on Ms. Herman’s current salary. Such payment shall be made over the course of a twenty-six-week period, consistent with the Company’s biweekly payroll practices. The Company has also agreed to pay Ms. Herman the lump sum amount of $5,348.16 in recognition of accrued unused vacation, any bonus that Ms. Herman would have earned under the terms and conditions of the Fiscal 2005 management bonus plan, a prorated car allowance for the twenty-six weeks severance period equivalent to the annual rate of $6,000 and to continue to pay Ms. Herman’s medical benefits through January 31, 2006. In addition, the Company has agreed to pay for executive counseling services provided to Ms. Herman for a period of three months following her separation, and to the extent Ms. Herman is not employed after such three-month period, for an additional three-month period.

Pursuant to the terms of Mr. Frank’s offer letter, his annual base salary was $225,000, and he was eligible for an annual bonus of up to 50% of his annual base salary according to a bonus plan established by the Company annually and approved by the Board of Directors. Mr. Frank’s annual base salary was increased to $231,750 for fiscal 2005. The Company also agreed to provide Mr. Frank with a $6,000 per year car allowance. Further, on his first day of employment, the Company granted Mr. Frank options to purchase 50,000 shares of Common Stock, vesting over a three-year period, and a grant of 10,000 shares of Common Stock which will become fully vested on such date during his employment, if any, that the price of the Common Stock as reported on the Nasdaq National Market closes above $11.00 per share (subject to equitable adjustment for stock splits, combinations or other similar events) for any 20 trading days within a period of 30 consecutive trading days. Pursuant to the terms of Mr. Frank’s offer letter, if his employment is terminated by the Company without “Cause” (as defined in such offer letter) and not within six months following any “Change of Control” (as defined in such offer letter), Mr. Frank will continue to receive his base salary and certain benefits accorded to Company employees generally for a period of one year from the date of termination. If Mr. Frank’s employment is terminated by the Company without “Cause” within six months following any “Change of Control”, Mr. Frank will continue to receive his base salary and certain benefits accorded to Company employees generally, for a period of one year from the date of termination. Further, the Company agreed to reimburse Mr. Frank, up to $1,000, for legal fees incurred by him in reviewing and negotiating his offer letter. In connection with his employment, Mr. Frank agreed not to compete against the Company during the term of his employment and for a period of one year thereafter.

Pursuant to the terms of Ms. Miller’s offer letter, her annual base salary was $200,000, and she was eligible for an annual bonus of up to 50% of her annual base salary according to a bonus plan established by the Company annually and approved by the Board of Directors. Ms. Miller’s annual base salary was increased to $206,000 for fiscal 2005. The Company also agreed to provide Ms. Miller with a $6,000 per year car allowance. Further, on her first day of employment, the Company granted Ms. Miller options to purchase 55,000 shares of Common Stock, vesting over a three-year period. Pursuant to the terms of Ms. Miller’s offer letter, if her employment is terminated by the Company without “Cause” (as defined in such offer letter) and not within six months following any “Change of Control” (as defined in such offer letter), Ms. Miller will continue to receive her base salary and certain benefits accorded to Company employees generally for a period of one year from the date of termination. If Ms. Miller’s employment is terminated by the Company without “Cause” within six months following any “Change of Control”, Ms. Miller will continue to receive her base salary and certain benefits accorded to Company employees generally, for a period of one year from the date of termination. In connection with her employment, Ms. Miller agreed not to compete against the Company during the term of her employment and for a period of eighteen months thereafter.

REPORT OF THE COMPENSATION COMMITTEE

The information contained in this report shall not be deemed to be “soliciting material” or to be “filed” with the SEC, nor shall such information be incorporated by reference into any future filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent that the Company specifically incorporates it by reference in such filing.

The Compensation Committee is comprised of three non-employee directors of the Company. At the beginning of Fiscal 2005, the Compensation Committee was comprised of Messrs. Warnock (Chairman), Havens and Monaco. On September 1, 2004, Mr. Monaco resigned from the Board of Directors and the Board filled the vacancy on the Compensation Committee with Mr. Pinola.

The Compensation Committee is responsible for setting and administering the policies that govern executive and Board compensation. At least annually, the Compensation Committee reviews the compensation levels of the Company’s Chief Executive Officer and other executive officers and approves the compensation of such persons. In general, the Compensation Committee endeavors to base the compensation of the executive officers on individual performance, performance against established financial goals based on the Company’s strategic plan, and comparative compensation paid to executives of direct competitors and other educational companies of like size and stature.

During the year, the Compensation Committee directed the development of the Company’s “Omnibus Incentive Equity Compensation Plan” and recommended to the full Board that the Board approve and adopt the Omnibus Plan. The Committee also acted on a number of compensation related items including: a review of executive compensation for Fiscal 2005, approval of bonus payments and stock option grants relating to Fiscal 2004 performance but payable or granted in Fiscal 2005, approval of the aggregate amount of grants to the management team under the Omnibus Plan for Fiscal 2004 performance, conditional termination of the 1995 Plan and approval of the forms of grant documents for the Omnibus Plan. In addition, the Committee clarified that the cash compensation component of Board and committee fees will be proportionately reduced for any Board member who attends less than 75% of the regular meetings of the Board or a committee in any quarter.

In Fiscal 2005, the Compensation Committee’s review of compensation, other than that of the President and Chief Executive Officer, was based on the recommendations of the Company’s President and Chief Executive Officer. Executive officers’ compensation generally consisted of base salary (which comprised a significant portion of total compensation), bonus (which was based on the Company’s performance and/or specific goals), fringe benefits and discretionary grants of stock options. Salary changes, if any, are effective in October of each year. Bonuses, if earned, are distributed within 30 days after the fiscal year results have been reported to the public.

The Compensation Committee reviewed and determined Mr. Bernstein’s compensation for Fiscal 2005. Mr. Bernstein’s compensation for Fiscal 2005 included an annual base salary of $333,300 which was the same annual base salary Mr. Bernstein earned during Fiscal 2004. In order to motivate and reward Mr. Bernstein for Company and individual performance that directly benefits the Company’s stockholders, Mr. Bernstein was awarded 25,000 stock options, vesting over three years. In addition, Mr. Bernstein was paid a $50,000 bonus, which was guaranteed under the terms of his management contract, for his employment during Fiscal 2004, but which was paid during Fiscal 2005.

With respect to the Company’s other Executive Officers, during Fiscal 2005, the Compensation Committee approved and paid discretionary bonuses for certain executive officers for their Fiscal 2004 performance in the aggregate in the amount of $42,000. The Committee also granted, in total, 38,500 options to the Company’s other executive officers.

The Fiscal 2005 bonus plan of each executive officer included a formula component, providing a bonus of up to 100% of base salary (in the case of the Chief Executive Officer) and up to 50% (in the case of the Company’s other executive officers) based on the Company’s performance as compared to the Company’s business plan. Based on such formula, executives earned a bonus for Fiscal 2005 of approximately 60% of base salary (in the case of the Chief Executive Officer) and 30% of base salary (in the case of the Company’s other executive officers), which results in an aggregate amount of approximately $550,000 in bonuses earned by the executive officers; this bonus will be paid during Fiscal 2006, once audited fiscal year results have been released to the public.

COMPENSATION COMMITTEE
Mr. David Warnock (Chairman)
Mr. Peter H. Havens
Mr. Richard J. Pinola

REPORT OF THE AUDIT COMMITTEE

The information contained in this report shall not be deemed to be “soliciting material” or to be “filed” with the SEC, nor shall such information be incorporated by reference into any future filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent that the Company specifically incorporates it by reference in such filing.

Membership and Role of the Audit Committee

At the beginning of Fiscal 2005, the Audit Committee was comprised of three outside directors, Messrs. Havens (Chairman), Monaco and Crane, appointed by the Board of Directors. On September 1, 2004, Mr. Monaco resigned from the Board of Directors and the Board filled the vacancy on the Audit Committee with Mr. Rosenthal. The Audit Committee is governed by a written charter adopted and approved by the Board of Directors. The Audit Committee reviews its charter annually.

Review of the Company’s Audited Financial Statements for Fiscal 2005

The Audit Committee has reviewed and discussed the audited financial statements of the Company for Fiscal 2005 with the Company’s management. The Audit Committee has discussed with BDO Seidman, the Company’s independent registered public accountants, the matters required to be discussed by Statement on Auditing Standards No. 61 (Codification of Statements on Auditing Standards).

The Audit Committee has also received the written disclosures and the letter from BDO Seidman relating to their independence as required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees) and the Audit Committee has discussed with BDO Seidman the independence of that firm.

Based on the Audit Committee’s reviews and discussions noted above, the Audit Committee recommended to the Board of Directors that the Company’s audited financial statements be included in the Company’s Annual Report on Form 10-K for Fiscal 2005, for filing with the SEC.

AUDIT COMMITTEE
Mr. Peter H. Havens (Chairman)
Dr. Terry Crane
Mr. Michael J. Rosenthal

STOCK PERFORMANCE

For 2004, the Company’s peer group was comprised of Bright Horizons Family Solutions, ITT Education Services, Learning Care Group, DeVry, Laureate Education and Tesseract Group (Old Peer Group). In 2005, the Company elected to change its peer group to include the following companies: Bright Horizons Family Solutions, Learning Care Group, Educate Inc., and Princeton Review (New Peer Group).

The Company believes that the companies included in the New Peer Group are more reflective of the Company’s core business, and, therefore, will provide a more meaningful comparison of stock performance.

The following line graph compares the cumulative total stockholder return on the Common Stock with the total return of the NASDAQ (U.S. Companies) and the industry peer groups described above for the period June 30, 2000 through July 2, 2005 as calculated by the Center for Research in Security Prices. The graph includes the New Peer Group to show what the comparison to those companies would have been if the New Peer Group had been in place from 2000 to 2005. The graph assumes that the value of the investment in the Common Stock and each index was $100 at June 30, 2000 and that all dividends paid by the companies included in the indexes were reinvested.

Total Return Index for:
	June 30, 2000	June 30, 2001	June 30, 2002	June 30, 2003	July 3, 2004	July 2, 2005
Nobel Learning Communities, Inc.	100.0	96.1	73.5	46.6	87.7	111.7
Nasdaq Stock Market (US Companies	100.0	54.3	37.0	41.1	50.7	52.4
New Peer Group	100.0	129.7	131.4	118.9	180.5	230.2
Old Peer Group	100.0	159.6	122.8	139.5	189.5	222.4

COMPLIANCE WITH SECTION 16(A) OF THE SECURITIES EXCHANGE ACT OF 1934

Section 16(a) of the Securities Exchange Act of 1934 requires the Company’s directors and executive officers, and persons who own more than 10% of Common Stock, to file with the SEC initial reports of ownership and reports of changes in ownership of Common Stock. Executive officers, directors and 10% stockholders are required by SEC regulations to furnish the Company with a copy of all Section 16(a) forms (“Forms 3, 4, and 5”) that they file. To the Company’s knowledge, based solely on a review of copies of the Forms 3, 4 and 5 furnished to the Company, or written representations from certain reporting persons as to all transactions in the Company’s securities effected by such persons during the period from July 1, 2004 through July 3, 2005, all officers, directors and beneficial owners complied with the applicable Section 16(a) filing requirements, with one exception. On December 30, 2004, the Series A and Series C Preferred Stock was converted into common stock. The Form 4 for this transaction for Mr. Havens was inadvertently filed late, but was filed on January 11, 2005.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

In June 1998, the Company issued a $10,000,000 10% senior subordinated note (the “Allied Note”) to Allied Capital Corporation, of which Daniel L. Russell, who served as a director of the Company until July 2004, is a Principal. Payments on the Allied Note were subordinate to the Company’s senior bank debt. In connection with this financing transaction, the Company also issued to Allied Capital Corporation warrants to acquire 531,255 shares of Common Stock and granted to Allied Capital Corporation certain rights to require the Company to register the resale by the holder of Common Stock issuable upon exercise of the warrants under the Securities Act of 1933.

On February 20, 2004, the Company retired the Allied Note by issuing a $5,000,000 senior subordinated note to Blesbok LLC (“Blesbok”) and a $5,000,000 senior subordinated note to Mollusk Holdings LLC (“Mollusk”). Steven B. Fink, who serves as a director of the Company, is Chief Executive Officer of Mollusk’s member, Lawrence Investments, L.L.C. The senior subordinated notes issued to Blesbok and Mollusk were due August 15, 2009 and bear interest at the rate of 13.25%. On June 3, 2005, the Company retired both subordinated notes without any prepayment penalty.

On June 17, 2003, the Company issued an aggregate of 1,333,333 shares of its Series E Preferred Stock, $.001 par value, in exchange for an investment of $6,000,000 pursuant to a Series E Convertible Preferred Stock Purchase Agreement dated as of June 17, 2003 by and among the Company, Camden Partners Strategic Fund II-A, L.P. and Camden Partners Strategic Fund II-B, L.P. David L. Warnock, who serves as a director of the Company, is a managing member of the sole general partner of Camden Partners Strategic Fund II-A, L.P. and Camden Partners Strategic Fund II-B, L.P.

On September 9, 2003, the Company issued an aggregate of 588,236 shares of its Series F Preferred Stock, $.001 par value, in exchange for an investment of $3,000,000, net of expenses of $106,000, pursuant to a Series F Convertible Preferred Stock Purchase Agreement dated as of September 9, 2003 by and among the Company, Camden Partners Strategic Fund II-A, L.P., Camden Partners Strategic Fund II-B, L.P., Allied Capital Corporation, Mollusk Holdings, L.L.C. and Blesbok, LLC. A special committee of the Board of Directors, composed entirely of independent and disinterested directors, was formed to examine, evaluate and approve the transaction, with the authority to reject any transaction which it determined that it could not favorably recommend to the Board of Directors. The equity transaction was done on substantially the same terms and conditions previously negotiated by the Company with a disinterested third party which had been interested in investing, but which did not ultimately consummate the transaction due to its perception that the pricing of the Series F Preferred Stock was too high. See “Proposal 2 - Ratification of Issuance of Series F Preferred Stock for Nasdaq Purposes” for more information on the Series F Preferred Stock.

In September 2004, the Company entered into a License Agreement with NetSuite, Inc. for the license of an online business application known as NetSuite for approximately $600,000. One of our directors, Mr. Fink, also serves as a director of NetSuite, Inc. The Company believes the terms of the Agreement are comparable to terms it would have received from unrelated third parties for substantially similar products and services.

RELATIONSHIPS AMONG DIRECTORS OR EXECUTIVE OFFICERS

To the knowledge of the Company, there are no family relationships among any of the current directors or executive officers of the Company.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

To the knowledge of the Company, no interlocking relationship exists between any member of the Company’s Board of Directors or Compensation Committee and any other member of the board of directors or compensation committee of any other companies, nor has such interlocking relationship existed in the past.

GENERAL INFORMATION

Stockholders who wish to obtain, free of charge, a copy of the Company’s Annual Report on Form 10-K for Fiscal 2005, as filed with the SEC, may do so by writing or calling Rusty Bailey, Assistant Secretary, Nobel Learning Communities, Inc., 1615 West Chester Pike, Suite 200, West Chester, PA 19382-6223, telephone (484) 947-2000 or by sending an electronic mail message to rusty.bailey@nlcinc.com.

DEADLINE FOR RECEIPT OF STOCKHOLDER PROPOSALS

If you wish to submit a proposal for inclusion in our proxy statement for our 2006 Annual Meeting of Stockholders, you must deliver the proposal in writing to our Secretary or Assistant Secretary at our principal executive officers at 1615 West Chester Pike, Suite 200, West Chester, PA 19382-6223, no later than July 13, 2006. Any stockholder who wishes to present a proposal from the floor of the 2006 Annual Meeting must notify our Secretary or Assistant Secretary in writing of the proposal not later then the close of business on August 26, 2006 (or, if the date of the annual meeting is changed by more than twenty (20) days from November 10, 2006, not later than ten (10) days after the date the Company first mails to its stockholders notice of the date of the annual meeting). The notice must also include the other information specified in our amended certificate of incorporation. Any stockholder who wishes to introduce a proposal should consult our amended certificate of incorporation and applicable proxy rules of the Securities and Exchange Commission.

The Company’s amended certificate of incorporation requires that any stockholder who wishes to make a nomination for the office of director at the 2006 Annual Meeting of Stockholders give the Company advance notice by August 26, 2006 (or, if the date of the annual meeting is changed by more than twenty (20) days from November 10, 2006, not later than ten (10) days after the date the Company first mails to its stockholders notice of the date of the annual meeting).

Stockholders who wish to recommend individuals for consideration by the Nominating and Corporate Governance Committee to become nominees for election to the Board of Directors at the Meeting may do so by delivering a written recommendation to the Chairman of the Nominating and Corporate Governance Committee, c/o Corporate Secretary of Nobel Learning Communities, Inc., 1615 West Chester Pike, Suite 200, West Chester, PA 19382-6223. The Nominating and Corporate Governance Committee has established guidelines for the submission of stockholder recommendations for nominees to the Board of Directors, consistent with the provisions of the Company’s certificate of incorporation. Under these guidelines, submissions must contain, at a minimum, the following:

•	the name, age, business address and residence address of the proposed nominee;

•	detailed biographical data and qualifications for the proposed nominee, including principal occupation or employment;

•	the number of shares of the Company’s stock which are beneficially owned by the proposed nominee;

•	a description of all relationships, arrangements or understandings between the nominating stockholder and the proposed nominee, or between the proposed nominee and the Company;

•	any other information relating to the proposed nominee that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for election of directors pursuant to Section 14 of the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder;

•	any other information the nominating stockholder believes is relevant concerning the proposed nominee;

•	a written consent of the proposed nominee to a background review by the Nominating and Corporate Governance Committee and to being named as a nominee in the proxy statement and to serve as a director if elected;

•	whether the proposed nominee is going to be nominated at the annual meeting of stockholders or is only being provided for consideration by the Committee;

•	the name and record address of the nominating stockholder;

•	the class or series and number of shares of voting stock of the Company which are owned of record or beneficially by the nominating stockholder and the date such shares were acquired by the nominating stockholder, and if such person is not a stockholder of record or if such shares are owned by an entity, reasonable evidence of such person’s ownership of such shares or such person’s authority to act on behalf of such entity; and

•	if the nominating stockholder intends to nominate the proposed nominee at the annual meeting of stockholders, representations that the nominating stockholder will continue to hold such stock through the date on which the annual meeting is held, and intends to appear in person or by proxy at the annual meeting to nominate the proposed nominee named in the notice.

The Company may require any proposed nominee to furnish such other information as may reasonably be required by the Company to determine the qualifications of such person to serve as a director.

Stockholder proposals submitted pursuant to Rule 14a-8 under the Securities Exchange Act of 1934, as amended, and intended to be presented at the Company’s 2006 annual meeting of stockholders must be received by the Company a reasonable time before the Company begins to print and mail its proxy materials.

By Order of the Board of Directors

Rusty Bailey

Assistant Secretary

October 3, 2005

PROXY

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF

NOBEL LEARNING COMMUNITIES, INC.

The undersigned hereby appoints George H. Bernstein, Thomas Frank and William E. Bailey proxies for the undersigned, each with power to appoint his or her substitute, and authorizes each of them acting alone, or together if more than one is present, to represent and to vote, as specified below, all of the shares of the undersigned held of record by the undersigned on September 12, 2005, at the Annual Meeting of Stockholders of Nobel Learning Communities, Inc. (the “Company”) on November 10, 2005, and at all adjournments thereof, on the matters set forth herein and in the discretion of the proxies for the transaction of such other business as may come before the meeting.

_________________________________________________

_________________________________________________

Your name should appear exactly as your name appears in the space at the left. For joint accounts, any co-owner may sign. When signing in a fiduciary or representative capacity, please give your full title as such. If a corporation or partnership, sign in full corporate or partnership name by authorized officer or partner.

Date: __________________________________________________,	2005

(OVER)

1.	ELECTION OF THREE DIRECTORS TO SERVE FOR A THREE-YEAR TERM (UNTIL THE ANNUAL MEETING OF STOCKHOLDERS FOR FISCAL YEAR 2008)

☐ FOR all nominees listed below	☐ WITHHOLD AUTHORITY to vote for
(except as marked to the contrary below):	all nominees listed below

Therese Kreig Crane	Steven B. Fink	Joseph W. Harch

INSTRUCTION: To withhold authority to vote for any individual nominee, print that nominee’s name in the following space:

_________________________________________________________________

2.	RATIFICATION OF ISSUANCE OF SERIES F PREFERRED STOCK FOR NASDAQ PURPOSES.

☐ FOR	☐ AGAINST	☐ ABSTAIN

3.	RATIFICATION OF APPOINTMENT OF BDO SEIDMAN, LLP AS THE COMPANY’S REGISTERED INDEPENDENT PUBLIC ACCOUNTANTS FOR FISCAL YEAR 2006.

☐ FOR	☐ AGAINST	☐ ABSTAIN

THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS SPECIFIED ABOVE. IF NO SPECIFICATION IS MADE, THIS PROXY WILL BE VOTED “FOR” THE ELECTION OF EACH NOMINEE, “FOR” RATIFICATION OF THE ISSUANCE OF THE SERIES F PREFERRED STOCK FOR NASDAQ PURPOSES, AND “FOR” RATIFICATION OF THE SELECTION OF BDO SEIDMAN, LLP AS THE COMPANY’S REGISTERED INDEPENDENT PUBLIC ACCOUNTANTS FOR THE COMPANY’S 2006 FISCAL YEAR. THIS PROXY ALSO DELEGATES DISCRETIONARY AUTHORITY TO VOTE WITH RESPECT TO ANY OTHER BUSINESS THAT MAY PROPERLY COME BEFORE THE MEETING OR ANY ADJOURNMENT OR POSTPONEMENT THEREOF.

PLEASE SIGN, DATE AND RETURN THIS PROXY IN THE ENCLOSED POSTAGE PAID ENVELOPE.